EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Fourth Quarter and Year End 2019 Results

Sparta, Mich. – February 6, 2020 –  ChoiceOne Financial Services, Inc. (OTC:COFS) ("ChoiceOne"), the parent company for ChoiceOne Bank and, as of October 1, 2019, Lakestone Bank & Trust, reported financial results for the fourth quarter and year ended December 31, 2019. On October 1, 2019, ChoiceOne completed the merger (the “Merger”) of County Bank Corp, the former parent company of Lakestone Bank & Trust, with and into ChoiceOne with ChoiceOne surviving the merger. Accordingly, the reported consolidated financial results for the fourth quarter and year ended December 31, 2019 include financial results for ChoiceOne Bank and, from and after October 1, 2019, Lakestone Bank & Trust.

Significant items impacting comparable fourth quarter and full year 2019 and 2018 results include the following:

•	The total assets, loans and deposits acquired in the Merger were approximately $712 million, $424 million and $568 million, respectively.

•	Tax effected merger related expenses of approximately $575,000 and $1,769,000, respectively ($0.06 per diluted share and $0.39 per diluted share, respectively) for the fourth quarter and year ended Dec. 31, 2019.

Fourth Quarter 2019 Financial Highlights

•	Net income of $3,027,000 in the fourth quarter of 2019 compared to net income of $1,828,000 in the same period in 2018.
•	Diluted earnings per share of $0.44 in the fourth quarter of 2019 compared to $0.50 per share in the fourth quarter of the prior year.
•	Excluding $575,000 in merger expenses, after tax, net income in the fourth quarter of 2019 was $3,602,000 or $0.50 per diluted share.

Full Year 2019 Financial Highlights

•	Net income of $7,171,000 for the year ended December 31, 2019 compared to net income of $7,333,000 in the same period in 2018.
•	Diluted earnings per share of $1.58 for the year ended December 31, 2019 compared to $2.02 per share for the twelve months ended December 31, 2018.
•	Excluding $1,769,000 in merger expenses, after tax, net income for the year ended 2019 amounted to $8,940,000 or $1.97 per diluted share.
•	Total loan interest income grew 33.7% for the year ended December 31, 2019 compared to the same period in 2018.
•	Total deposits grew 6.2% for the year ended December 31, 2019 excluding merger deposits acquired in the Merger and brokered deposits compared to the same period in 2018.
•	In connection with the Merger, a special dividend payment of 60 cents per share was paid to ChoiceOne shareholders on September 30, 2019.
•	As of December 31, 2019, stock price increased 32.3% from the announcement date of the Merger on March 25, 2019.

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ChoiceOne reported net income of $3,027,000 for the fourth quarter of 2019 compared to $1,828,000 in the same period in 2018. Diluted earnings per share were $0.44 in the fourth quarter of 2019 compared to $0.50 per share in the fourth quarter of the prior year. Excluding $575,000 in merger expenses, after tax, net income for the fourth quarter of 2019 amounted to $3,602,000 or $0.50 per diluted share.

Net income for the year of 2019 was $7,171,000, compared to $7,333,000 for the same period in 2018. Diluted earnings per share for the twelve months ended December 31, 2019 was $1.58 compared to an adjusted diluted earnings per share of $2.02 for the twelve months ended December 31, 2018. Excluding $1,769,000 in merger expenses, after tax, net income for the year of 2019 amounted to $8,940,000 or $1.97 per diluted share. Per share amounts have been adjusted for the 5% stock dividend paid on May 31, 2018.

“I am extremely pleased to once again report strong net income for the fourth quarter and full year of 2019,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne. “The positive impact of Lakestone Bank & Trust is shown in our results. Our commitment to our shareholders, customers, and communities is stronger than ever.”

Total assets have grown to $1.4 billion as of December 31, 2019 compared to $671 million as of December 31, 2018; the increase was mostly related to the Merger. Net loans grew $393 million from December 31, 2018 to December 31, 2019. This loan growth coupled with a larger securities portfolio helped total interest income for the twelve months ended December 31, 2019 to grow $7,948,000 compared to the twelve months ended December 31, 2018. All loan growth was attributed to the Merger. Full year and fourth quarter 2019 interest income on loans included $75,000 of accretion of the discount recorded on the Lakestone Bank & Trust loans acquired in the Merger. ChoiceOne also saw deposit growth during 2019 of $578 million which helped to fund loan growth. $34 million of the increase was related to ChoiceOne Bank while the remainder was attributed to the Merger. The interest cost of deposits and other funding increased by $2,239,000 in the twelve months ended December 31, 2019 compared to the same period in 2018; $1,119,000 of the increase was related to ChoiceOne Bank funds while the remainder was attributed to Lakestone Bank.

Total noninterest income increased $2,201,000 in the twelve months ended December 31, 2019 compared to the same period in the prior year. Gains on sales of loans have increased due to lower interest rates encouraging refinance activity and a favorable housing market in ChoiceOne’s market area. Customer service charges increased largely due to the impact of the Merger in the fourth quarter of 2019.

Total noninterest expense increased $7,968,000 in the twelve months ended December 31, 2019 compared to the same period in 2018. Much of the increase was caused by Merger related expenses. Increases in salaries and benefits expense was related to annual wage increases and the addition of Lakestone Bank & Trust in the fourth quarter of 2019. Other noninterest expenses were also higher in the fourth quarter and twelve months ended December 31, 2019 compared to the same periods in the prior year due to growth in the related costs and the addition of Lakestone Bank & Trust in the fourth quarter of 2019.

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“We are excited for the upcoming consolidation of Lakestone Bank & Trust with and into ChoiceOne Bank, which is expected to be completed in the second quarter of 2020. In addition, we are pursuing our pending strategic acquisition of Community Shores Bank Corporation (“Community Shores”), parent company of Community Shores Bank, announced last month,” said Potes. “This is an exciting year for us as we expect to combine three community banks to serve customers in West and Southeastern Michigan,” said Potes.

ChoiceOne and Community Shores previously announced the execution of a definitive merger agreement pursuant to which Community Shores will be merged with and into ChoiceOne with ChoiceOne surviving the merger. The transaction is expected to close in the second half of 2020, subject to the satisfaction of customary closing conditions, including receipt of shareholder approval from Community Shores shareholders and receipt of regulatory approvals. Combining with Community Shores is a natural geographical and cultural fit for ChoiceOne. as it will allow ChoiceOne to extend its footprint in Muskegon and Ottawa counties and enhance the commitment that both Community Shores and ChoiceOne have to their Michigan customers and communities.

Following completion of the transaction with Community Shores, ChoiceOne will be an approximate $1.5 billion asset bank holding company with 33 offices in West and Southeastern Michigan.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank and Lakestone Bank & Trust. Member FDIC. Lakestone Bank & Trust operates 15 offices in parts of Lapeer, Macomb and St. Clair counties. ChoiceOne Bank operates 14 offices in parts of Kent, Ottawa, Muskegon, and Newaygo counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.com.

Non-GAAP Financial Measures

This press release contains references to net income excluding merger expenses, after tax, which is a financial measure that is not defined in U.S. generally accepted accounting principles ("GAAP"). Management believes this non-GAAP financial measure provides additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP financial measures may differ from methods used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. See Non-GAAP Reconciliation.

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Forward-Looking Statements

This report contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of ChoiceOne and Community Shores with respect to their planned merger, the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, cost savings, the tangible book value earn-back period and other operating and return metrics), and the timing of the closing of the transaction. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, neither ChoiceOne nor Community Shores undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Such risks, uncertainties and assumptions, include, among others, the following:

•	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction);
•	the failure of Community Shores to obtain shareholder approval, or to satisfy any of the other closing conditions to the transaction, on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and Community Shores do business, or as a result of other unexpected factors or events;
•	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and the outcome of any legal proceedings that may be instituted against ChoiceOne or Community Shores.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

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Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction between ChoiceOne and Community Shores. In connection with the proposed merger, ChoiceOne will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include the Proxy Statement of Community Shores and a Prospectus of ChoiceOne, as well as other relevant documents regarding the proposed transaction. A definitive Proxy Statement/Prospectus will also be sent to Community Shores shareholders. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the Proxy Statement/Prospectus, once available, as well as other filings containing information about ChoiceOne and Community Shores, may be obtained at the SEC’s Internet site http://www.sec.gov. You will also be able to obtain these documents, free of charge, from ChoiceOne by accessing ChoiceOne’s website at http://www.choiceone.com (which website is not incorporated herein by reference) or from Community Shores by accessing Community Shores' website at http://www.communityshores.com (which website is not incorporated herein by reference). Copies of the Proxy Statement/Prospectus once available can also be obtained, free of charge, by directing a request to ChoiceOne, 109 East Division Street, Post Office Box 186, Sparta, Michigan 49345, Attention: Mr. Thomas L. Lampen, or by calling 616-887-7366, or to Community Shores, 1030 West Norton Avenue Muskegon, Michigan 49441, Attention: Ms. Heather Brolick, or by calling 231-780-1845.

Participants in Solicitation

Community Shores and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Community Shores shareholders in respect of the transaction described in the Proxy Statement/Prospectus. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-7366 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets

(Unaudited)

(In thousands)	12/31/2019	9/30/2019	12/31/2018
Cash and Cash Equivalents	$58,620	$16,574	$19,690
Securities	348,897	160,845	173,016
Loans Held For Sale	3,998	1,202	831
Loans to Other Financial Institutions	51,736	29,992	20,644
Loans, Net of Allowance For Loan Losses	797,142	402,711	404,400
Premises and Equipment	23,906	15,532	15,879
Cash Surrender Value of Life Insurance Policies	31,980	15,189	14,899
Goodwill	51,304	13,728	13,728
Core Deposit Intangible	6,006	-	-
Other Assets	10,339	7,816	7,457

Total Assets	$1,383,928	$663,589	$670,544

Noninterest-bearing Deposits	$287,460	$152,579	$153,542
Interest-bearing Deposits	867,142	421,496	423,473
Borrowings	33,198	207	10,033
Other Liabilities	5,820	4,681	3,019

Total Liabilities	1,193,620	578,963	590,067

Shareholders' Equity	190,308	84,626	80,477

Total Liabilities and Shareholders’ Equity	$1,383,928	$663,589	$670,544

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Condensed Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Interest Income
Loans, including fees	$10,714	$5,298	$26,777	$20,033
Securities and other	2,167	1,152	5,696	4,492
Total Interest Income	12,881	6,450	32,473	24,525

Interest Expense
Deposits	1,440	747	4,188	2,175
Borrowings	235	87	512	286
Total Interest Expense	1,675	834	4,700	2,461

Net Interest Income	11,206	5,616	27,773	22,064
Provision for Loan Losses	-	-	-	35

Net Interest Income After Provision for Loan Losses	11,206	5,616	27,773	22,029

Noninterest Income
Customer service charges	2,002	1,185	5,277	4,525
Insurance and investment commissions	85	104	310	335
Gains on sales of loans	538	231	1,911	1,003
Gains on sales of securities	-	9	23	34
Earnings on life insurance policies	483	96	773	385
Change in market value of equity securities	(120)	(90)	-	71
Other income	412	164	827	567
Total Noninterest Income	3,400	1,699	9,121	6,920

Noninterest Expense
Salaries and benefits	5,486	2,689	14,401	10,997
Occupancy and equipment	1,290	717	3,557	2,722
Data processing	1,396	561	3,210	2,205
Professional fees	1,081	511	3,112	1,349
Other expenses	1,702	846	4,149	3,188
Total Noninterest Expense	10,955	5,324	28,429	20,461

Income Before Income Tax	3,651	1,991	8,465	8,488
Income Tax Expense	624	163	1,294	1,155

Net Income	$3,027	$1,828	$7,171	$7,333

Basic Earnings Per Share	$0.44	$0.51	$1.58	$2.03
Diluted Earnings Per Share	$0.44	$0.50	$1.58	$2.02

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Non-GAAP Reconciliation

(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the table below reflect the adjustments of the reported U.S. GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations.

	Three Months Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2019	12/31/2018	12/31/2019	12/31/2018

Income before income tax	$3,651	$1,991	$8,465	$8,488
Adjustment for merger costs	650	-	2,001	-
Adjusted income before income tax	$4,301	$1,991	$10,466	$8,488

Income tax expense	$624	$163	$1,294	$1,155
Tax impact on adjustment for County Bank Corp merger costs	75	-	232	-
Adjusted income tax expense	$699	$163	$1,526	$1,155

Net income	$3,027	$1,828	$7,171	$7,333
Adjusted net income	$3,602	$1,828	$8,940	$7,333

Adjusted basic earnings per share	$0.50	$0.51	$1.97	$2.03
Adjusted diluted earnings per share	$0.50	$0.50	$1.97	$2.02

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